Exhibits 5.1 and 8.1

STROOCK & STROOCK & LAVAN LLP
180 MAIDEN LANE
NEW YORK, NEW YORK 10038
PHONE 212-806-5400
FAX 212-806-6006

March 26, 2002

Credit Suisse First Boston
     Mortgage Acceptance Corp. Eleven Madison Avenue
New York, New York 10010

Re:	Credit Suisse First Boston Mortgage Acceptance Corp. f/k/a DLJ Mortgage Acceptance Corp. Registration Statement on Form S-3 (File No. 333-65554)

Ladies and Gentleman:

          We have acted as counsel to Credit Suisse First Boston Mortgage Acceptance Corp., a Delaware corporation (the "Corporation"), in connection with the authorization and proposed issuance from time to time after the date hereof in one or more series (each, a "Series") of up to $10,059,299,607 aggregate principal amount of Mortgage Pass-Through Certificates (the "Certificates") and Mortgage Pass-Through Notes (the "Notes" and, collectively with the Certificates, the "Securities"), to be offered pursuant to a registration statement on Form S-3 (File No. 333-65554) (such registration statement, the "Registration Statement") relating to the Securities. The Registration Statement has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder. As set forth in the Registration Statement, each Series of Securities will be issued under and pursuant to the conditions of a separate pooling and servicing agreement or indenture (each, an "Issuance Agreement").

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational documents of the Corporation, the forms of Issuance Agreements filed as an exhibit to the Registration Statement, forms of Notes and Certificates, the prospectus (the "Prospectus") and the forms of prospectus supplements filed as exhibits to the Registration Statement, and such other records, documents and statutes as we have deemed necessary for the purpose of rendering this opinion.

          In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us as certified or reproduced copies. We have also assumed for purposes of the opinion given in paragraph 2 below, that the applicable Issuance Agreement has been duly and validly authorized, executed and delivered by all parties thereto. As to various matters material to such opinions, we have relied upon the representations and warranties in the form of Issuance Agreements and statements and certificates of officers and representatives of the Corporation and others.

           Based upon the foregoing, we are of the opinion that:

          1. When an Issuance Agreement for a Series of Securities has been duly and validly authorized, executed and delivered by all parties thereto for such Series, such Issuance Agreement will constitute a legal, valid and binding agreement of the Corporation, enforceable against the Corporation, in accordance with its terms, except as enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws relating to or affecting creditors' rights generally or (b) general principles of equity or public policy, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          2. When a Series of Securities has been duly and validly authorized by all necessary action on the part of the Corporation, duly and validly executed and authenticated by the applicable trustee for such Series in accordance with the terms of the related Issuance Agreement, and issued and delivered against payment therefor as contemplated in the Registration Statement, the Securities of such Series will be legally and validly issued, and the holders thereof will be entitled to the benefits of the related Issuance Agreement, except as enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws relating to or affecting creditors' rights generally or (b) general principles of equity or public policy, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          3. The description of federal income tax consequences appearing under the caption "Material Federal Income Tax Consequences" in the Prospectus accurately describes the material federal income tax consequences to holders of the Securities.

          To the extent that the description referred to in paragraph 3 above expressly states our opinion, or states that our opinion will be provided as to any series of Securities, we hereby confirm and adopt such opinion herein as such opinion may be supplemented as described in the related prospectus supplement. Please note that this paragraph applies only to those series of Securities for which our firm is named as counsel to the Corporation in the related prospectus supplement.

          Our opinion expressed in paragraph 3 above is based upon our interpretations of current law, including court authority and existing final and temporary treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances or law after the date hereof. In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. Our opinion represents merely our best legal judgment on the matters presented; others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

          We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus, without implying or admitting that we are "experts" within the meaning of the 1933 Act or the rules and regulations of the Commission issued thereunder, or come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Sincerely,

/s/ STROOCK & STROOCK & LAVAN LLP